Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

SPECIAL EDITION!

SEE INSIDE FOR EARNINGS & TAX ESTIMATE INFO

November 2011

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

Nominees needed for board

Homeland Energy Solutions is currently seeking the names of members interested in serving on the company's board of directors. Three director seats will be voted on at the next annual meeting, which will be held in late March or early April 2012.

The seats up for election in 2012 are those currently held by Jerry Calease, Maurice Hyde and Christine Marchand. Each person elected by the members will serve a three-year term.

Anyone interested in serving should contact nomination committee members Steve Core, chair (507-261-2946), Mathew Driscoll (319-231-7988) or Robert Sieracki (651-483-3582), or call the Homeland Energy Solutions office at 563-238-5555 to be sent a candidate survey. The deadline for nominees to return the survey is Dec. 20.

HES ethanol sales top 100M gallons in 9 months

In our previous newsletter I mentioned a projected outlook of high production and continued profitability for Homeland Energy Solutions' (HES) third quarter of 2011. I'm happy to say that the hard work and dedication of the team at HES has helped make that projection a reality.

During the three months ended Sept. 30, HES produced and sold more than 34 million gallons of ethanol and more than 94,000 tons of DDGs. This resulted in a quarterly net profit of approximately $9.4 million. On a year to date basis, this brings the company's nine month totals to 103.1 million gallons, 280,000 tons, and $23.6 million, respectively. Earnings for the first nine months of 2011 have been reported to the SEC at approximately $261 per unit.

I'm also happy to report that the $79 per unit distribution of 2010 profits was paid in full to our members on Oct. 31, 2011.

The other hot topic this time of year seems to be taxable income and the impact that being a member of HES will have one's taxes. With this in mind, we are projecting our 2011 taxable earnings to fall in the range of $90-$100 per share. Keep in mind that this is only a projection and that the impact of taxable income will be different for each individual or busi-

Continued on Page 2

Financial results ... cont'd from Page 1

ness member of HES. Please consult your independent tax professional for details specific to your personal or business situation.

Highlights of the financial results are printed on this page. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer
Homeland Energy Solutions

BALANCE SHEET						
		09/30/11	06/30/11	03/31/11	12/31/10	9/30/10
Current Assets	$	40,096,550	29,200,281	24,124,467	30,920,597	18,495,942
Property & Equipment		133,304,823	134,559,221	136,511,019	138,906,631	141,759,292
Other Assets		3,168,212	3,265,755	3,088,090	2,847,833	2,944,666
Total Assets		176,569,585	167,025,257	163,723,576	172,675,061	163,199,900
Current Liabilities	$	24,641,577	15,232,014	19,964,090	27,089,841	14,441,159
Long-term Liabilities		23,961,908	25,815,058	27,998,160	33,101,406	31,704,602
Total Members' Equity		127,966,100	125,978,185	115,761,326	112,483,814	117,054,139
Total Liabilities & Equity		176,569,585	167,025,257	163,723,576	172,675,061	163,199,900
Book Value per membership unit		1,415	1,393	1,280	1,230	1,280

INCOME STATEMENT					
		3 Months Ended 09/30/11	3 Months Ended 09/30/10	9 Months Ended 09/30/11	9 Months Ended 09/30/10
Revenue	$	109,993,347	62,761,797	311,039,904	175,375,199
Cost of Goods Sold		99,853,635	60,382,414	284,776,346	162,739,328
Operating Expenses		722,292	513,280	2,072,988	1,446,319
Operating Income (Loss)		9,417,420	1,836,103	24,190,570	11,189,552
Other Income (Expenses)		(284,350)	(532,178)	(563,129)	(1,738,679)
Net Income (Loss)		9,133,070	1,303,925	23,627,441	9,450,873
Net Income (Loss) Per Unit	$	100.98	14.26	261.24	103.35

HES earns safety award from Canadian Pacific

Homeland has won the Canadian Pacific's Chemical Safety Shipper Award for both 2009 and 2010. We were presented the awards for demonstrating excellence in transportation safety. This award is given to businesses that annually ship more than 400 freight carloads of regulated chemicals through Canadian Pacific without a single accidental chemical release while loading or unloading the cars. Homeland shipped 4,072 tankers of ethanol in 2010. Congratulations to the Homeland team!